ENTERPRISE BANCORP, INC. INCREASES THE SIZE OF ITS COMMUNITY-BASED COMMON STOCK OFFERING

Lowell, Mass (June 6, 2016) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent company of Enterprise Bank, announced today amendments to its previously announced rights offering to its existing shareholders (the “Rights Offering”) and supplemental community offering to new investors (the “Community Offering” and, together with the Rights Offering, the “Offerings”).
Based on the substantial support of its existing shareholders in the Rights Offering and the considerable interest from new investors in the Community Offering, the Company has increased the number of shares of its common stock issuable to accommodate oversubscription requests in the Rights Offering and to facilitate sales of shares to new investors in the Community Offering from 93,023 shares to 465,116 shares, resulting in an aggregate of 930,232 shares issuable in the Offerings. The purchase price for the shares sold in the Offerings remains unchanged at $21.50 per share. As a result of the increase in the number of shares, the Company has the capability to raise up to $20 million in capital from the Offerings.
Due to the increase in the Offerings size, the Company is providing shareholders who exercised their subscription rights by 5:00 p.m., Eastern Daylight Time, on May 27, 2016, the expiration date for the Rights Offering, and new investors who submitted subscription agreements in the Community Offering on or prior to June 10, 2016 the option to fully or partially withdraw their subscriptions by 5:00 p.m., Eastern Daylight Time, on June 17, 2016.
The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, and the receipt of required regulatory approvals. For more information about these factors, please see our reports filed with or furnished to the SEC, including our most recent Annual Report on Form 10-K on file with the SEC, including the section entitled “Risk Factors.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offerings. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will send you the prospectus if you request it by contacting Enterprise Bancorp, Inc., Attn: Investor Relations, 222 Merrimack Street, Lowell, MA 01852 or by calling toll-free at 1-877-671-2265, ext. 4519.